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                         [BAKER & MCKENZIE LETTERHEAD]




                                                           June 2, 1998


SFX Entertainment, Inc.
650 Madison Avenue
New York, New York 10022


Ladies and Gentlemen:

         We have acted as counsel to SFX Entertainment, Inc., a Delaware corporation (the "Company"), in connection with its filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a registration statement on Form S-4 (Reg. No. 333-50331) (the "Registration Statement"), relating to the Company's 9-1/8% Senior Subordinated Notes Due 2008, Series B (the "Series B Notes") to be issued under an Indenture, dated as of February 11, 1998 (the "Indenture") among the Company, the Guarantors (as defined in the Registration Rights Agreement related thereto) and The Chase Manhattan Bank, as Trustee.

         We have examined the originals, or photostatic or certified copies, of such records of the Company, certificates of officers of the Company and of public officials, and such other documents as we have deemed relevant and necessary as the basis of the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as photostatic or certified copies and the authenticity of the originals of such copies.

         Based upon the foregoing, we are of the opinion that:

         1. the Indenture is the legal, valid and binding agreement of the Company and each of the Guarantors (assuming it is a legal, valid and binding agreement of the Trustee), enforceable against the Company, and each Guarantor in accordance with its terms except to the extent that: (i) the same may be limited by bankruptcy,

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SFX Entertainment, Inc.
June 2, 1998
Page 2


         insolvency, reorganization, fraudulent conveyance, moratorium or other laws now or hereafter in effect relating to creditors' rights generally or by general principles of equity whether asserted in an action at law or in equity; and (ii) rights to indemnity and contribution hereunder may be limited by state or federal securities laws;

         2. the Series B Notes, when duly executed, authenticated, issued and delivered in exchange for outstanding 9-1/8% Senior Subordinated Notes Due 2008 of the Company, will be the legal, valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms except to the extent that: (i) the same may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or other laws now or hereafter in effect relating to creditors' rights generally or by general principles of equity whether asserted in an action at law or in equity; and (ii) rights to indemnity and contribution hereunder may be limited by state or federal securities laws.

         We hereby consent to the use of our opinion as herein set forth as an exhibit to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus forming a part of the Registration Statement. This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act.


                                                      Very Truly Yours,

                                                      /s/ Baker & McKenzie


HMB/JHJB/dmb/ac


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